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June 14, 2005



PRA International
12120 Sunset Hills Road, Suite 600
Reston, VA 20190

         Re: Registration Statement No. 333-124981; 6,000,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

         We have acted as special counsel to PRA International, a Delaware corporation (the "Company"), in connection with the proposed issuance of 6,000,000 shares of common stock, $0.01 par value per share (the "Shares") pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on May 17, 2005 (File No. 333- 124981), as amended by Amendment No. 1 filed on May 27, 2005, and Amendment No. 2 filed on June __, 2005 (collectively, the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

         As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters with out having independently verified such factual matters.

         We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability to the subject transaction, or the effect thereon, of any other laws.

         Subject to the foregoing, it is our opinion that, as of the date hereof, the issuance and sale of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

         This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Latham & Watkins LLP